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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                           Lloyd                  I

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   (Last)                            (First)              (Middle)

  4550 Gordon Drive
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                                    (Street)

     Naples                           FL                     34102
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     October 3, 2001
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
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4.   Issuer Name and Ticker or Trading Symbol

     International Airline Support Group, Inc. -YLF
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                        3. Ownership Form:
                             2. Amount of Securities    Direct (D) or
1. Title of Security         Beneficially Owned         Indirect (I)         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                (Instr. 4)                 (Instr. 5)             (Instr. 5)
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Common Stock                 19,100(1)                    I                  By Lloyd I. Miller, III, Trust A-4
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Common Stock                 5,700(1)                     I                  By Milfam II, L.P.
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Common Stock                 25,000(1)                    I                  By Lloyd I. Miller, III, co-trustee, Crider GST
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Common Stock                 25,000(1)                    I                  By Lloyd I. Miller, III, custodian under Florida
                                                                             UGMA for Alexandra B. Miller
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Common Stock                 25,000(1)                    I                  By Lloyd I. Miller, III, Trustee GST f/b/o
                                                                             Catherine C. Miller
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Common Stock                 20,000(1)                    I                  By Lloyd I. Miller, III, Trustee GST f/b/o
                                                                             Kimberly I. Miller
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Common Stock                 25,000(1)                    I                  By Lloyd I. Miller, III, custodian under Florida
                                                                             UGMA for Lloyd I. Miller, IV
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Common Stock                 66,100                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).






                                                                          (Over)
                                                                  SEC 1473(7/96)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.


          /s/ Lloyd I. Miller, III                               10/12/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)